GUARANTEED ACCOUNT VALUE BENEFIT ENDORSEMENT

This Endorsement forms a part of the Contract to which it is attached and is effective as of the Issue Date of the Contract. In the case of a conflict with any provision in the Contract, the provisions of this Endorsement will control. The following provisions have been added to the Contract:

The Guaranteed Account Value (GAV) Benefit guarantees that beginning on your fifth Contract Anniversary, and on each subsequent Contract Anniversary, until the Contract terminates or you start receiving Annuity Payments, your Contract Value will be at least equal to the GAV Benefit calculated and established on the Contract Anniversary occurring five years ago, reduced by any GAV Adjusted Partial Withdrawals since that Contract Anniversary.

Guaranteed Contract Value on the Fifth Contract Anniversary. The GAV Benefit starts providing protection on the fifth Contract Anniversary. On the fifth Contract Anniversary, the GAV Benefit guarantees that your Contract Value will be at least equal to:

          Your initial Purchase Payment, reduced by any GAV Adjusted Partial Withdrawals during the first five Contract Years.

     If on your fifth Contract Anniversary, your Contract Value is less than the guaranteed amount, we credit that difference to your Contract Value. We will allocate this amount to your Investment Options in proportion to the amount of Contract Value in each of the Investment Options on the date of allocation.

     Guaranteed Contract Value on the Sixth and Subsequent Contract Anniversaries. On the sixth and each subsequent Contract Anniversary, until the Contract terminates or you start receiving Annuity Payments, the GAV Benefit guarantees that your Contract Value will be at least equal to:

          The GAV Benefit established on the Contract Anniversary occurring five years before that Contract Anniversary, reduced by any GAV Adjusted Partial Withdrawals since that Contract Anniversary.

If on your sixth and each subsequent Contract Anniversary, your Contract Value is less than the guaranteed amount, we credit that difference to your Contract Value. We will allocate this amount to your Investment Options in proportion to the amount of Contract Value in each of the Investment Options on the date of allocation.

The GAV Benefit. A new GAV Benefit is calculated and established on the Issue Date and each Contract Anniversary.

The amount of the GAV Benefit established on the Issue Date is equal to your initial Purchase Payment. On the first and subsequent Contract Anniversaries, the new GAV Benefit is equal to the greater of a. or b., where:

     a. is the GAV Benefit established on the previous Contract Anniversary (or in the case of the GAV Benefit being calculated on the first Contract Anniversary, your initial Purchase Payment), increased by additional Purchase Payments during that Contract Year and reduced by GAV Adjusted Partial Withdrawals made during that Contract Year; and,

     b. is your Contract Value on the Contract Anniversary for which the GAV Benefit is being calculated.

GAV Adjusted Partial Withdrawals.  A GAV Adjusted Partial Withdrawal is equal to
a. plus b., where:

     a. is the dollar amount of the partial withdrawal (prior to any MVA), that together with any previous partial withdrawals (prior to any MVA) during the Contract Year, do not exceed [12%] of the cumulative Purchase Payments; and,

     b. is the dollar amount of the partial withdrawal, including any MVA made and withdrawal charge assessed, in excess of a., multiplied by the greater of 1 or the ratio of i. to ii., where:

               i.   the  GAV   Benefit   (on  the  date  of  but  prior  to  the
                    withdrawal).

               ii. the Contract Value (on the date of but prior to the withdrawal), adjusted for any MVA.

GAV Transfers Between the Investment Options and the Fixed Period Accounts. When you elect this benefit, you also elect to have us make GAV Transfers between the Investment Options and the Fixed Account to maintain the guarantee. Based on this program, we may transfer some or all of your Contract Value to or from the Fixed Account, except that:

     1. any transfers to the Fixed Account in the first two Contract Years is limited to [50%] of your Purchase Payments; and,

     2. any transfers from the Fixed Account will not include the amount needed to maintain the allocation percentage to the Fixed Account indicated by your most recent allocation instructions for your Purchase Payments.

These GAV Transfers are not subject to any transfer fee. Any transfer out of the Fixed Account may be subject to a MVA. Any GAV Transfer to the Investment Options will be allocated according to your most recent allocation instructions for Purchase Payments to the Investment Options.

GAV Fixed Account Minimum. You may transfer amounts into or out of the Fixed Account subject to the GAV Fixed Account Minimum. The GAV Fixed Account Minimum is the amount of Fixed Account Contract Value that is required in the Fixed Account to maintain the guarantee protection.

Resetting the GAV Benefit. You may elect to reset the operation of the GAV Benefit at any time, as long as the Reset Date is at least 90 days from any earlier Reset Date. If you reset the operation of the GAV Benefit, the first Contract Anniversary on which your Contract Value will be guaranteed will be the Contract Anniversary occurring five years after the Contract Anniversary following the Reset Date. The GAV Benefit on the Reset Date is the greater of a. or b., where:

          a. is the GAV Benefit calculated on the last Contract Anniversary occurring before the Reset Date, increased by additional Purchase Payments made since such last Contract Anniversary to the Reset Date and reduced by any GAV Adjusted Partial Withdrawals since such last Contract Anniversary to the Reset Date; and,

          b.   is your Contract Value on the Reset Date.

On the Reset Date, we will transfer to the Investment Options the Contract Value in the Fixed Account except for the amount needed to maintain the allocation percentage to the Fixed Account indicated by the most recent allocation instructions for your Purchase Payments. Unless otherwise instructed, we will allocate this amount to your Investment Options in proportion to the amount of the Contract Value in each of the Investment Options on the date of allocation.

On the next Contract Anniversary after the Reset Date, the new GAV Benefit is equal to the greater of a. or b., where:

          a. is the GAV Benefit established on the Reset Date, increased by additional Purchase Payments since the Reset Date and reduced by GAV Adjusted Partial Withdrawals made since the Reset Date; and,

          b. is your Contract Value on the next Contract Anniversary after the Reset Date.

On subsequent Contract Anniversaries, the new GAV Benefit is calculated as described under the GAV Benefit provision above.

Conditions for Termination of the GAV Benefit: The guarantee will terminate on the Income Date or when the Contract terminates.

Benefit Charge:
There is no additional charge for this benefit.


Signed for Allianz Life Insurance Company of North America by:


         [Signature]                                      [Signature]
       Suzanne J. Pepin                                 Charles Kavitsky
  Senior Vice President, Secretary         President and Chief Marketing Officer
      and Chief Legal Officer

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